Exhibit 10.11

GUANFACINE LICENSE AGREEMENT

THIS GUANFACINE LICENSE AGREEMENT (“Agreement”), effective on the 22nd day of December, 2005, (“Effective Date”) is entered into by and between Supernus Pharmaceuticals, Inc. (“Supernus”), a corporation incorporated under the laws of Delaware with its principal place of business at 1550 East Gude Drive, Rockville, Maryland; Shire LLC, (Shire”) a limited liability company organized under the laws of Kentucky with its principal place of business in Florence, Kentucky; and Shire plc, a company incorporated in England and Wales (“Guarantor”).

RECITALS

WHEREAS Supernus has acquired certain patents and Know-How (as defined below) from an Affiliate (as defined below) of Shire;

WHEREAS concurrently herewith, Supernus, an Affiliate of Shire certain other parties have entered into a Series A Convertible Preferred Stock Purchase Agreement (“the Stock Purchase Agreement”);

WHEREAS concurrently herewith, Supernus, Guarantor, and an Affiliate of Shire have entered into an Asset Purchase Agreement (as defined below);

WHEREAS concurrently herewith, Supernus, Guarantor, and an Affiliate of Shire have entered into an Ongoing Projects Agreement (as defined below);

WHEREAS concurrently herewith, Supernus, Guarantor, and Shire have entered into a General License Agreement (“the General License”);

WHEREAS Supernus owns all right, title, and interest in the Guanfacine Patents (as defined below) and Guanfacine Know-How (as defined below);

WHEREAS Shire is desirous of obtaining and Supernus is desirous of granting a license under the Guanfacine Patents and Guanfacine Know-How to research, develop, formulate, test, design, have manufactured, manufacture, use, offer to sell, sell, distribute, import, and export Licensed Products (as defined below) in the Guanfacine Field (as defined below) in the Territory (as defined below) under the terms and conditions set forth herein; and

WHEREAS, Guarantor has agreed to guarantee the obligations of SLI hereunder.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties (as defined below) hereto, intending to be legally bound, hereby agree as follows.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE 1 - DEFINITIONS

The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement.

1.1 “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person, where “control” means the ownership of more than 50% of the issued share capital or other equity interest or the legal power to direct or cause the direction of such Person.

1.2 “Asset Purchase Agreement” means the Asset Purchase and Contribution Agreement between, inter alia, Supernus and Shire Laboratories Inc. dated the date hereof.

1.3 “Business Day” means any day other than (1) Saturday or Sunday or (2) any other day on which banks in New York, New York, United States or London, England are permitted or required to be closed.

1.4 “Calendar Quarter” means for each Calendar Year, each of the three month periods ending March 31, June 30, September 30 and December 31; provided, however, that the first Calendar Quarter for the first Calendar Year shall extend from the Effective Date to the end of the first complete Calendar Quarter thereafter.

1.5 “Calendar Year” means, for the first Calendar Year, the period commencing on the Effective Date and ending on December 31 of the Calendar Year during which the Effective Date occurs, and each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31.

1.6 “Combination Product” means any product that contains one or more pharmaceutically-, therapeutically-, prophylactically- or diagnostically-active ingredients in addition to Guanfacine.

1.7 “Commercial Sale” means the transfer of title to a Licensed Product by Shire, its Affiliates, or its sublicensees to a Third Party for consideration in any arm’s length transaction in any country following governmental approval for commercial sale in such country. If governmental approval is not necessary in order to sell a Licensed Product in a particular country, then Commercial Sale shall mean the transfer of title to a Licensed Product by Shire, its Affiliates, or its sublicensees to a Third Party for consideration in any arm’s length transaction in such country.

1.8 “Control” means, with respect to any intellectual property right or other intangible property, that a Party or one of its Affiliates owns any right, title, or interest or has a license or sublicense to such item or right, and has the ability to grant access, license, or sublicense, in whole or in part, in or to such right without violating the terms of any agreement or other arrangement with any Third Party.

1.9 “Effective Date” means the date first written above.

1.10 “First Commercial Sale” means the first Commercial Sale.

1.11 “Guanfacine” means (i) guanfacine (N-(Aminoiminomethyl)-2,6-dichlorobenzeneacetamide), (ii) any isomers, salts, solvates, hydrates, polymorphs, esters, prodrugs, or metabolites of (i); and (iii) any compound involving forming or breaking a bond or bonds with any of (i) or (ii) where at least one prophylactic, therapeutic or diagnostic indication of such compound and/or its metabolite is substantially the same as that of any of (i) or (ii)..

1.12 “Guanfacine Field” means the research, development, formulation, testing, design, manufacture, use, offer to sell, sale, distribution, import, and export of any pharmaceutical product containing Guanfacine as an active ingredient.

1.13 “Guanfacine Know-How” means any Know-how in which Supernus has acquired or acquires any right, title, interest or Control under the Asset Purchase Agreement.

1.14 “Guanfacine Patents” means the following patent application and patents:

U.S. Patent Nos. 6,287,599 and 6,811,794 [**] and the patent application identified as [**], filed in the U.S. Patent and Trademark Office on [**], entitled [**]; continuation and divisional applications of any of the foregoing; any patents granted on any of the foregoing; re-examinations, reissues, renewals, extensions, supplementary protection certificates and term restorations, any confirmation patent or registration patent or patent of addition based on any such patent; and all foreign counterparts of any of the foregoing.

1.15 “Intellectual Property Rights” means patents, trade marks, service marks, trade names, internet domain names, rights in designs, copyright (including rights in computer software databases) and moral rights, utility models and other intellectual property rights, and all rights in and to Know-How, in each case whether registered or unregistered and including any applications for the grant of any such rights and all rights and forms of protection having an equivalent or similar effect anywhere in the world.

1.16 “Know-How” means any non-public information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation, databases; ideas; discoveries; inventions; trade secrets; practices; methods; tests; assays; techniques; specifications; processes; formulations; formulae; knowledge; skill; experience; materials including pharmaceutical, chemical and biological materials; products; compositions; scientific, technical, or test data including without limitation pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, and stability data; studies; procedures; drawings; plans; designs; diagrams; sketches; technology; documentation; and patent-related and other legal information or descriptions.

1.17 “Licensed Product” means any pharmaceutical product containing Guanfacine as an active ingredient.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

1.18 “Net Sales” means, with respect to a Licensed Product, the amount received by Shire, its Affiliates, or its sublicensees for Commercial Sales of such Licensed Product to a Third Party less:

(A) transportation charges, freight and insurance;

(B) taxes (other than taxes based on income), tariffs, customs duty, excise or other duty and any other governmental charges, all to the extent imposed upon the sale, transportation or delivery of such Licensed Product and paid by the seller;

(C) trade, quantity discounts, cash discounts, rebates or chargebacks actually granted, allowed or incurred in the ordinary course of business in connection with the sale of such Licensed Product, including any credits, volume rebates, charge-back and prime vendor rebates, fees, reimbursements or similar payments granted or given to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions or health care organizations;

(D) adjustments, allowances or credits to customers, including on account of price adjustments, governmental requirements, billing errors, rejection, damage, recalls or return of such Licensed Product, in each case, in the ordinary course of business; and

(E) payments or rebates paid in connection with sales of Licensed Products to any government or governmental authority in respect of any state or federal Medicare, Medicaid or similar programs.

For the purposes of determining Net Sales in the event a Licensed Product is a Combination Product, the Net Sales of any such Combination Product shall be determined by multiplying the Net Sales of the Combination Product by the fraction A/(A+B), where A is the weighted (by sales volume) average sale price of the Licensed Product when sold separately in finished form and B is the weighted (by sales volume) average sale price of the other product(s) sold separately in finished form. In the event that such average sale price cannot be determined for both the Licensed Product and the other product(s) in combination, Net Sales for purposes of determining royalties shall be mutually agreed by the Parties based on the relative value contributed by each component.

Notwithstanding the foregoing, the disposition of, or the use of, a Licensed Product in clinical studies, compassionate use, named patient use, test marketing, or any non-registrational studies where the Licensed Product is supplied without charge or at cost shall not result in any Net Sales. Additionally, amounts received by Shire or its Affiliates or sublicensees for the sale of Licensed Products among Shire and its Affiliates and sublicensees for resale shall not be included in the computation of Net Sales hereunder.

For the avoidance of doubt, Net Sales shall not include any upfront fees or milestones.

1.19 “Ongoing Projects Agreement” means the Ongoing Projects and Royalty Agreement among Supernus, Guarantor, and Shire Development Inc. dated the date hereof

1.20 “Parties” means Supernus, Guarantor, and Shire.

1.21 “Party” means Supernus, Guarantor, or Shire.

1.22 “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

1.23 “Representatives” means Affiliates of the Parties and the respective officers, directors, employees, agents, advisors, representatives, distributors, salespersons, customers, licensees, subcontractors and end-users of each Party and its Affiliates.

1.24 “Term” means, on a country-by-country basis, the later of (i) [**] or (ii) [**], absent this Agreement, would be infringed by the research, development, formulation, testing, design, manufacture, use, offer to sell, sale, distribution, import, and export of a Licensed Product.

1.25 “Territory” means the world.

1.26 “Third Party” means any entity including for-profit and non-profit institutions other than Supernus and Shire and Shire’s Affiliates.

1.27 “Transaction Documents” means, collectively, (i) the Asset Purchase Agreement, (ii) the Stock Purchase Agreement, (iii) the Ongoing Projects Agreement, (iv) the Quality Assurance Agreement among Supernus, Shire Pharmaceuticals Development Ltd. and Shire Development Inc. dated the date hereof, (v) this Agreement, and (vi) the General License.

1.28 “Valid Claim” means a claim of an issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental authority of competent jurisdiction, unappealable or unappealed within the time allowed for appeal.

1.29 Other Terms. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Actions	5.5
Agreed Rate	4.8
Agreement	Preamble
Effective Date	Preamble
General License	Recitals
Guarantor	Preamble
Liabilities	5.4

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Term	Section
Royalty Term	4.4
Shire	Preamble
Stock Purchase Agreement	Preamble
Supernus	Preamble

1.30 Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2 - GRANT OF RIGHTS

2.1 Grant of License to Shire. Subject to the terms and conditions of this Agreement, Supernus hereby grants to Shire and its Affiliates, in the Guanfacine Field, an irrevocable, exclusive license under the Guanfacine Patents and the Guanfacine Know-How to research, develop, formulate, test, design, have manufactured, manufacture, use, offer to sell, sell, distribute, import, and export Licensed Products in the Territory.

2.2 Sublicenses. The grant of the license in this Article 2 includes the right to grant sublicenses to Third Parties and to appoint distribution and independent sales organizations or representatives under the rights granted to Shire and its Affiliates pursuant to Section 2.1. All sublicense agreements entered into by Shire or its Affiliates shall be consistent with the terms and conditions of this Agreement.

2.3 No Other Technology Rights. It is understood and agreed that this Guanfacine License Agreement does not grant either Party any license or other right in the Intellectual Property Rights of the other Party other than as specified in this Article 2.

2.4 Covenant Not to Sue. Supernus and its Affiliate(s) individually and jointly hereby covenant and agree not, either alone or in cooperation with any Third Party, to sue or to bring any cause of action including those for any type of infringement of any Intellectual Property Rights, against Shire or any of its Representatives to prevent, inhibit, financially affect or encumber in any manner any of the activities of any of Shire or any of its Affiliates related, in whole or in part, to the research, development, testing, design, formulation, manufacture, use, offer to sell, sale, distribution, import, and export of any compound(s), composition(s), article(s), material(s), method(s), use(s), or product(s) relating, in whole or in part, to Guanfacine or Licensed Products. This covenant shall not prevent Supernus from enforcing its rights under any of the Transaction Documents, including, in the case of this Agreement, indemnification under Section 5.4.

2.5 Covenant for Intellectual Property. Supernus hereby covenants and agrees, at its own expense, to file, prosecute, and maintain, on a Guanfacine Patent-by-Guanfacine Patent and country-by-country basis, the Guanfacine Patents, provided however, that Supernus may decide, in its sole discretion, not to file, prosecute, maintain any of the Guanfacine Patents in any country. In the event that Supernus decided not to file, prosecute, or maintain any of the Guanfacine Patents in any country, Supernus shall provide to Shire sufficient notice of such decision to permit Shire to decide whether Shire desires to file, prosecute, or maintain such Guanfacine Patent(s) in such country and if Shire so desires, Supernus shall assign to Shire, at no cost to Shire, all right, title, and interest in such Guanfacine Patent(s) in such country with sufficient time for Shire to file, prosecute, or maintain such Guanfacine Patent(s) in such country.

2.6 Mutual Covenant. Neither Party has entered into, and neither Party shall, during the term of this Agreement, enter into, any agreements, contracts, or other arrangements that will be inconsistent with its obligations under this Agreement.

2.7 Access to Documentation. During the Term of this Agreement, Supernus and its Affiliates will continuously provide Shire and its Affiliates access to, if such access is not a violation by Supernus or any of its Affiliates of any obligations of confidentiality of Supernus or its Affiliates to any Third Party, at Shire’s sole cost and subject to any obligations of confidentiality of Supernus or its Affiliates that would not be such a violation, originals or copies of Supernus’s research and development documentation relating, in whole or in part, to Guanfacine.

2.8 Availability of Supernus Personnel. Personnel of Supernus and its Affiliates, designated by Supernus and subject to Shire’s approval will be made available to Shire and its Affiliates, during Supernus’s regular business hours and upon reasonable advance notice to Supernus, at Shire’s sole cost for the purpose of consulting with Shire on the scientific development of the Guanfacine Patents and the Guanfacine Know-How including assisting Shire and its Affiliates in understanding or interpreting the documentation provided to Shire and its Affiliates under Section 2.7.

2.9 Confirmatory Recording. On the Effective Date, Supernus shall execute a confirmatory license in the form attached hereto as Exhibit A solely for recordation as Shire may deem necessary or desirable. It shall not be a violation or breach of any agreement to which Supernus and Shire are parties, to record such confirmatory license. Such confirmatory license shall not amend, modify, cancel, or supersede the terms of this Agreement. In the event of any inconsistencies between this Agreement and such confirmatory license, this Agreement shall prevail.

ARTICLE 3 - ENFORCEMENT OF PATENT RIGHTS

3.1 Notification of Third Party Infringement. Each Party shall promptly notify the other Party in writing of any claim or evidence of possible Third Party infringement or misappropriation of any the Guanfacine Patents or Guanfacine Know-How insofar as such infringement or misappropriation relates to Guanfacine.

3.2 Right to Respond. Shire or its Affiliates shall have the first right, but not any obligation, to take any action against any infringement, misappropriation, or allegation of invalidity or unenforceability of any Guanfacine Patents insofar as such infringement, misappropriation, or allegation of invalidity or unenforceability relates to Guanfacine by a Third Party with counsel to be chosen by Shire or its Affiliates provided that, to the extent practicable and not materially detrimental to Shire, Shire notifies Supernus prior to its response and allows Supernus sufficient opportunity to contribute to such action if Supernus determines that Shire’s action will have an effect on other Supernus’ licensees. Shire shall also have the sole right, and at its sole discretion, to settle or compromise any such action in any manner. The expense and costs of counsel in such action by Shire shall be borne entirely by Shire. Supernus shall be permitted to retain its own counsel in an action by Shire at Supernus’ own expense and costs, and Shire shall have no obligation to reimburse Supernus for such expense or costs. If Shire does not take any action against such infringement, misappropriation, or allegation of invalidity or unenforceability of the Guanfacine Patents and Supernus chooses to act at its own election, the expense and costs of such action shall be borne entirely by Supernus, but Shire shall be permitted to retain its own counsel in such action at Shire’s own expense and costs and Supernus shall have no obligation to reimburse Shire for such expense or costs.

Supernus or its Affiliates shall have the sole right, but not any obligation, to take any action against any infringement, misappropriation, or allegation of invalidity or unenforceability of any Guanfacine Patents insofar as such infringement, misappropriation, or allegation of invalidity or unenforceability does not relate to Guanfacine by a Third Party with counsel to be chosen by Supernus or its Affiliates, provided that, to the extent practicable and not materially detrimental to Supernus, Supernus notifies Shire prior to its response and allows Shire sufficient opportunity to contribute to such action. Supernus shall also have the sole right, and at its sole discretion, to settle or compromise any such action in any manner. The expense and costs of counsel in such action by Supernus shall be borne entirely by Supernus. Shire shall be permitted to retain its own counsel in an action by Supernus at Shire’s own expense and costs, and Supernus shall have no obligation to reimburse Shire for such expense or costs.

Supernus shall not take any direct or indirect actions and shall not assist any Third Party or any Affiliate of Supernus in any action asserting that any Guanfacine Patent is invalid, is not enforceable, or is not infringed.

3.3 Recovery. Any and all monetary damages recovered from a Third Party in connection with any action by Shire regarding infringement, misappropriation, invalidity, or unenforceabilty of any of the Guanfacine Patents shall be used to reimburse Shire for the expense and costs of Shire’s counsel. Any excess over such reimbursement shall be treated as Net Sales under this Agreement. Any and all monetary damages recovered from a Third Party in connection with any action by Supernus regarding infringement, misappropriation, invalidity, or unenforceabilty of any of the Guanfacine Patents shall be used to reimburse Supernus for the expense and costs of Supernus’s counsel. Shire shall receive the equivalent of the then applicable royalty rate payable by Supernus under Section 4.2of any excess over such reimbursement.

ARTICLE 4 — MILESTONE, ROYALTIES, AND REPORTING

4.1 Milestone and Milestone Payment. Shire shall, upon the First Commercial Sale in the United States of the first Licensed Product, pay to Supernus [**] dollars (US$[**]). This milestone payment shall accrue and be paid for the first Licensed Product only, and shall be made only once when this milestone is achieved for the first time under this Agreement regardless of how many times such milestone is achieved for the first Licensed Product. Shire shall pay any such milestone payment to Supernus within ten (10) Business Days of the date the payment becomes due. No payment shall be owed unless the milestone is achieved.

4.2 Royalty Rate on Licensed Products. During the Royalty Term (as defined in section 4.4, below) Shire shall pay to Supernus a running royalty of [**] ([**]%) of Net Sales of each Licensed Product that, absent this Agreement, would infringe a Valid Claim of a Guanfacine Patent in the country in which such Licensed Product is sold and that is not researched, developed, formulated, or manufactured for Shire or its Affiliates by or on behalf of Supernus. If the term of such Guanfacine Patent that would be infringed absent this Agreement expires during the Royalty Term for such Licensed Product, Shire shall pay to Supernus a running royalty of [**] ([**]%) of Net Sales of such Licensed Product for the remainder of the Royalty Term for such Licensed Product. The foregoing notwithstanding, no running royalties shall be due to Supernus under any Guanfacine Patents or Guanfacine Know-How assigned to Shire pursuant to Section 2.5.

4.3 One Royalty. Only one royalty shall be due for the Net Sales of any Licensed Product, no matter what Intellectual Property Rights are incorporated into such product. Furthermore, Shire’s obligation to pay royalties shall only be imposed once with respect to the same unit of a Licensed Product, no matter how many times that unit may be sold.

4.4 Royalty Term. Royalties due under this Article 4 will be due on a country-by-country until the later of (i) [**] or (ii) [**], absent this Agreement, would be infringed by the sale of such Licensed Product in such country (“the Royalty Term”). After expiration of the Royalty Term for any Licensed Product, the licenses granted in this Agreement shall become permanent, irrevocable, and fully paid-up with respect to such Licensed Product.

4.5 Payments. Shire shall within thirty (30) days following the conclusion of each Calendar Quarter after the First Commercial Sale of a Licensed Product for which a royalty is due, deliver to Supernus a written report showing the information and basis on which the payment under Section 4.2 due for such Calendar Quarter is calculated. Supernus shall within ten (10) days following the receipt of such information issue to Shire an invoice for the payment of such amount due under Section 4.2. Shire shall pay any amounts properly invoiced by Supernus within fifteen (15) days from the date of receipt of the invoice. Any such amounts shall be payable in United States dollars and shall be paid by bank wire transfer in immediately available

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

funds to such bank account as designated in writing by Supernus.

4.6 Payment Currency. If Net Sales are in a currency other than U.S. dollars, then, for the purpose of determining the amount of royalties payable hereunder, such amount shall be converted into U.S. dollars at the exchange rate used by Shire consistent with its standard operating procedures as they relate to its income statement, for the purposes of consolidating its own net revenues. Such policies will be made available to Supernus upon request and are consistent with customary industry practices.

4.7 Withholding Taxes. All amounts payable by Shire pursuant to this Agreement shall be paid free and clear of, and without deduction for and on account of, tax unless Shire is required by law to make those payments subject to deduction or withholding of tax, in which case Shire will deduct or withhold such taxes in accordance with the applicable tax treaty, law or regulation and will pay such taxes to the appropriate taxing authorities. Shire shall make certificates of such tax payments available to Supernus to review and copy.

4.8 Interest. Subject to Section 4.7, interest shall be chargeable on any amounts overdue to Supernus at the Agreed Rate, from the due date for payment of the unpaid sum to the date of actual payment of the full amount. The Agreed Rate for these purposes is the rate of [**] ([**]%) above the U.S. Federal Funds Rate from time to time, such interest to accrue daily and to be compounded on the last day of each calendar month.

4.9 Records and Audits. Shire, its Affiliates and its sublicensees shall keep and maintain complete and accurate records of their revenues received from sales of Licensed Product(s) for a period of three (3) years. Shire shall permit, and cause its Affiliates and sublicensees to permit, independent certified public accountants retained by Supernus and approved by Shire, such permission not to be unreasonably withheld or delayed, to have access to their records and books for the sole purpose of verifying Net Sales and any payment under Section 4.2 due thereon. Such independent certified public accountant must be under an obligation of confidentiality (a) not to use the information contained in the audited Party’s records and books or the auditing results for any other purpose and (b) not to disclose the information contained in the audited Party’s records and books or the auditing results except that the independent certified public accountant may disclose the auditing results to Supernus solely to confirm the accuracy of the information being audited and to identify any errors therein. The independent certified public accountant shall promptly forward the results of such audit to both Supernus and Shire upon completion of such audit. Such examination shall be conducted during regular business hours and upon reasonable notice and no more than once in each Calendar Year during the Term of this Agreement, and once during the Calendar Year following the termination of this Agreement and only for the two (2) Calendar Years preceding the date of such request for such audit. Any adjustment in the amount of payment under Section 4.2 due to Supernus on account of overpayment or underpayment of amounts due hereunder shall be made at the next date when payments are to be made under this Agreement. Supernus shall pay the fees and expenses of the accountant engaged to perform the audit unless such audit reveals an underpayment of [**] ([**]%) or more for the period examined, in which case the audited Party shall pay all reasonable fees and expenses of the accountant.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

4.9 Legal Restrictions. If at any time legal restrictions prevent the remittance by Shire of all or any part of royalties on Net Sales in any country, Shire will have the right and option to make such payment by depositing the amount thereof in local currency to an account in the name of Supernus in a bank or other depository in such country. Shire will consult with Supernus regarding, and promptly notify Supernus of, any and all such arrangements.

4.10 Current Products. If there have been Net Sales of any product prior to or on the Effective Date, there shall be no royalties due to Supernus for any Net Sales of such product made after the Effective Date. For the avoidance of doubt, this Section 4.10 refers to all units of such product no matter when produced or sold.

4.11 Future Products. Shire has no obligation to Supernus or its Affiliates to make, use, offer to sell, sell, import, or commercialize any compounds or products under this Agreement, and therefore, there is no obligation or commitment to Supernus that any payments of any kind will ever accrue to Supernus under this Agreement. This Section 4.11 is not a grant of any license for Shire to make, use, offer to sell, sell, import, or commercialize any compounds or products under this Agreement.

ARTICLE 5 - REPRESENTATIONS, WARRANTIES, DISCLAIMERS, LIABILITY

5.1 Supernus’s Representations and Warranties. Supernus represents and warrants that:

(A) Supernus is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware;

(B) Supernus has the legal right, authority, and power to enter into this Agreement;

(C) Supernus has taken all necessary action to authorize the execution, delivery, and performance of this Agreement;

(D) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Supernus, enforceable in accordance with its terms; and

(E) the performance of Supernus’s obligations under this Agreement will not conflict with its certificate of incorporation, as amended, or by-laws, or result in a breach of any agreements, contracts, or other arrangements to which it is a party.

5.2 Shire’s Representations, and Warranties. Shire represents and warrants that:

(A) Shire is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Kentucky;

(B) Shire has the legal right, authority, and power to enter into this Agreement;

(C) Shire has taken all necessary action to authorize the execution, delivery, and performance of this Agreement;

(D) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Shire, enforceable against Shire in accordance with its terms; and

(E) the performance of Shire’s obligations under this Agreement will not conflict with its organizational documents or result in a breach of any agreements, contracts, or other arrangements to which it is a party.

5.3 WARRANTY DISCLAIMER; EXCLUSION OF DAMAGES; LIMITATIONS OF LIABILITY. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE GUANFACINE PATENTS, THE GUANFACINE KNOW-HOW, OR ANY LICENSE GRANTED BY EITHER PARTY HEREUNDER, OR ANY MATERIALS OR INFORMATION PROVIDED TO EITHER PARTY UNDER THIS AGREEMENT, OR WITH RESPECT TO ANY PRODUCTS OR SERVICES OF EITHER COMPANY OR THEIR RESPECTIVE AFFILIATES. FURTHERMORE, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A WARRANTY THAT ANY PATENT OR OTHER PROPRIETARY RIGHTS INCLUDED IN THE GUANFACINE PATENTS OR THE GUANFACINE KNOW- HOW ARE VALID OR ENFORCEABLE OR THAT USE BY EITHER PARTY OR THEIR RESPECTIVE AFFILIATES OF THE GUANFACINE PATENTS, THE GUANFACINE KNOW-HOW, OR ANY OTHER RIGHTS LICENSED HEREIN, OR ANY MATERIALS OR INFORMATION PROVIDED TO EITHER PARTY UNDER THIS AGREEMENT, DO NOT INFRINGE ANY PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

WITHOUT LIMITING THE PARTIES’ OBLIGATIONS UNDER ARTICLE 5 REGARDING INDEMNIFICATION, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION, DAMAGES RESULTING FROM LOSS OF USE, LOSS OF PROFITS, INTERRUPTION OR LOSS OF BUSINESS OR OTHER ECONOMIC LOSS) ARISING OUT OF THIS AGREEMENT OR WITH RESPECT TO A PARTY’S PERFORMANCE OR NON-PERFORMANCE HEREUNDER. ALL CONDITIONS, WARRANTIES OR OTHER TERMS, WHETHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCONSISTENT WITH THE PROVISIONS OF THIS SECTION ARE EXPRESSLY EXCLUDED.

The foregoing exclusion of damages (i) applies even if a Party had or should have had knowledge, actual or constructive, of the possibility of such damages, (ii) is a fundamental element of the basis of the bargain between the Parties and this Agreement would not be entered into without such limitations and exclusions, and (iii) shall apply whether a claim is based on breach of contract, breach of warranty, tort (including negligence), product liability, strict liability or otherwise, and notwithstanding any failure of essential purpose of any limited remedy herein. The foregoing exclusion of damages is intended to apply even if there is a total and fundamental breach of this Agreement. The essential purpose of the exclusion of damages clause is to limit the Parties’ respective liabilities to each other hereunder.

5.4 Indemnification. Shire hereby agrees to defend, indemnify and hold harmless Supernus and each of its Representatives from and against any liabilities, claims, costs, expenses (including reasonable legal fees), loss or damage (“Liabilities”) to the extent arising from Shire’s or its Representatives’ willful misconduct, gross negligence or material breach of its representations and warranties or its obligations under this Agreement, and except, in each case, to the extent that such Liability arises, in whole or in part, as a result of Supernus’ or its Representatives’ gross negligence, willful misconduct, or breach of this Agreement. For the avoidance of doubt and notwithstanding the immediately preceding sentence, this indemnity shall not include protection for any loss, claim, damage, or liability resulting, in whole or in part, directly or indirectly, from actions or omissions covered by the warranty disclaimers in Section 5.3 herein.

Supernus hereby agrees to defend, indemnify and hold harmless Shire and each of its Representatives from and against any Liabilities to the extent arising from Supernus’ or its Representatives’ wilful misconduct, gross negligence or material breach of its representations and warranties or its obligations under this Agreement, except, in each case, to the extent that such Liability arises, in whole or in part, as a result of Shire’s or its Representatives’ wilful misconduct, gross negligence, or breach of this Agreement. For the avoidance of doubt and notwithstanding the immediately preceding sentence, this indemnity shall not include protection for any loss, claim, damage, or liability resulting, in whole or in part, directly or indirectly, from actions or omissions covered by the warranty disclaimers in Section 5.3 herein.

5.5 Indemnification Procedure. The indemnified Party shall promptly notify the indemnifying Party, in writing, if it learns of any litigation, claim, administrative or criminal proceedings (collectively “Actions”) asserted or threatened against the indemnified Party for which the indemnified Party is entitled to indemnification hereunder. With respect to any such Action, the indemnified Party shall cooperate with and provide such assistance to the indemnifying Party as such Party may reasonably request. Such assistance may include providing copies of all relevant correspondence and other materials that the indemnifying Party may reasonably request; provided however, that any information so provided which is confidential shall be treated in accordance with the confidentiality provisions of the Ongoing Projects Agreement.

In the event of any claim or notice of the commencement of any proceedings to which the indemnities in this Article 5 may apply, the indemnified Party shall permit the indemnifying Party to take control of the relevant proceedings and shall not make any admission or offer or make any settlement without the prior consent of the indemnifying Party. If the indemnifying Party shall assume the control of the relevant proceedings in accordance with the previous sentence, (a) the indemnifying Party shall obtain the prior written consent of the indemnified Party before entering into any settlement with respect to such proceedings if the settlement would not release the indemnified Party from all liabilities and obligations with respect to such proceedings or the settlement would impose injunctive or other equitable relief against the indemnified Party and (b) the indemnified Party shall be entitled to participate in such proceedings and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall, absent a conflict between the indemnifying Party and the indemnified Party, be paid by the indemnified Party. The failure or delay to deliver notice to the indemnifying Party within a reasonable time after the commencement of any such action, if irreparably prejudicial to the indemnifying Party’s ability to defend such action, shall relieve the indemnifying Party of any liability to the indemnified Party under this Article 5 to the extent that is directly attributable in its entirety to such failure or delay, but the omission to deliver notice to the indemnifying Party will not relieve the indemnifying Party of any liability that the indemnifying Party may have to any indemnified Party otherwise. The indemnified Party shall cooperate fully with the indemnifying Party and its legal representatives in the investigation of any loss, action, claim, damage, or liability covered by this indemnification.

5.6 Compliance with Law. Each Party shall comply, and shall require its Affiliates and sublicensees to comply, with all applicable laws and regulations relative to its obligations hereunder.

ARTICLE 6 - TERMINATION

6.1 Term of the Licenses. The licenses granted to Shire by this Agreement shall become permanent, irrevocable, and paid-up, on a country-by-country basis and a Licensed Product-by-Licensed Product basis, upon the expiration of the Term in such country.

6.2 Term of Supernus’s Covenant Not to Sue. Supernus’s covenant not to sue set forth in Article 2 shall run for [**] from the Effective Date.

6.3 No Termination by Supernus. The Agreement cannot be terminated by Supernus for any reason.

6.4 Termination by Shire - Financial. Shire shall have the right to terminate immediately (a) this entire Agreement, other than those provisions which shall survive pursuant to Section 6.6 or (b) any provisions of this Agreement other than those that shall survive this Agreement pursuant to Section 6.6, at Shire’s sole discretion, if Supernus (i) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian on behalf of itself or for all or a substantial part of its property, (ii) becomes unable, or admits in writing its inability, to pay its debts generally as they mature, (iii) makes a general assignment for the benefit of its creditors, (iv) is dissolved or liquidated in full or in part other than in a solvent reorganization merger, or other similar activity, (v) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consents to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it under any bankruptcy, insolvency or other similar law, (vi) takes any action for the purpose of effecting any of the foregoing, (vii) becomes the subject of an involuntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect that is not dismissed within ninety (90) calendar days of commencement, or (viii) ceases to carry on its business as a going concern during the six (6) month period following the Effective Date. Supernus shall not have any right to cure termination under this Section 6.4.

6.5 Termination by Shire without Cause. Shire may terminate this Agreement, in whole or in part, without cause at any time.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

6.6 Survival. Termination or expiration of this Agreement for any reason shall not affect the accrued rights of Shire or Supernus arising in any way out of this Agreement and shall not release either Shire or Supernus from any liability which, at the time of such termination or expiration, has already accrued to Shire or Supernus, as applicable, or which is attributable to a period prior to such termination or expiration, nor preclude Shire or Supernus, as applicable, from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination or expiration. Additionally, Articles 5, 6, 7, and 8 and Sections 2.3, 2.4, 2.5, 2.6, and 3.3 of this Agreement shall survive the termination or expiration of this Agreement.

ARTICLE 7 — DISPUTE RESOLUTION

7.1 Negotiation. Without prejudice to any rights under Section 7.7, the Parties hereby agree that they will attempt in good faith to resolve promptly by negotiations, any controversy or claim between the Parties arising out of or relating to this Agreement. If a controversy or claim should arise hereunder, the matter shall be referred to a senior executive of Supernus and a senior executive of Shire (the “Mediators”). If the matter has not been resolved within fifteen (15) days of the referral to the Mediators, subject to rights to injunctive relief and specific performance, and unless otherwise specifically provided for herein, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, may be brought in a court of competent jurisdiction as specified in Section 7.3.

7.2 Governing Law. The validity, construction, and interpretation of this Agreement and any determination of the performance which this Agreement requires will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware.

7.3 Jurisdiction. Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State or Federal court sitting in New Castle County, Delaware and any appellate court from any thereof; in any suit, action, or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the Parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Delaware State court, or, to the extent permitted by law, in such Federal court. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

7.4 Venue. Each of the Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 7.3.

7.5 Inconvenient Forum. Each of the Parties hereby irrevocably waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such suit, action, or proceeding in any such court, and agrees not to plead the same, and agrees that nothing herein will limit the right to sue in any other jurisdiction if a Delaware State or

Federal court of competent jurisdiction sitting in New Castle County, Delaware rules or orders that it will not exercise jurisdiction over any such action or proceeding.

7.6 Immunity Waiver. To the extent that a Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or execution, on the ground of sovereignty or otherwise) with respect to itself or its property, it hereby irrevocably waives, to the fullest extent it may legally and effectively do so, such immunity in respect of its obligations under this Agreement.

7.7 Equitable Relief. Each of the Parties hereby acknowledges that a breach of their respective obligations under this Agreement may cause irreparable harm and that the remedy or remedies at law for any such breach may be inadequate. Each of the Parties hereby agrees that, in the event of any such breach, in addition to all other available remedies hereunder, the non-breaching Party shall have the right to seek equitable relief to enforce the provisions of this Agreement.

ARTICLE 8 — OTHER PROVISIONS

8.1 Headings. Headings and captions of the Articles and Sections hereof are for convenience only and are not to be used in the interpretation of this Agreement.

8.2 Assignment. Shire shall not be entitled to assign, transfer or charge all or any of its rights or obligations under this Agreement without the prior written consent of Supernus, such consent not to be unreasonably withheld or delayed; provided that Shire may transfer or assign, in whole or from time to time in part, all or any of its rights or obligations under this Agreement, without the prior written consent of Supernus (i) to an Affiliate or (ii) to any Third Party in connection with any sale or other disposition involving any assets or equity of Shire, by way of merger, business combination, asset sale, stock sale or otherwise.

Supernus shall have the right to assign, transfer, or charge its rights and obligations in their entirety under this Agreement without the consent of Shire only as part of a sale of the entire assets of Supernus to a single Third Party, and only if such assignment, transfer, or charge is to such single Third Party, such assets including all of those acquired by Supernus under the Transaction Documents. Supernus shall not have the right to assign, transfer, or charge any of its rights and obligations under this Agreement without the prior written consent of Shire under any circumstances other than such sale of its entire such assets, and Shire’s consent may be withheld at Shire’s sole discretion, provided however, that Supernus may assign, transfer, or charge its right to running royalties under Article 4 to any Third Party without the consent of Shire.

8.3 Notices. Any notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by facsimile, with confirmation of transmission, on such date, with paper copy being sent by certified first class mail, postage prepaid, or by next day express delivery service, addressed to it at its address below (or such address as it shall designate by written notice given to the other party).

if to Supernus, to:

Supernus Pharmaceuticals, Inc.
1550 East Gude Drive
Rockville, Maryland 20850
Attention:  Jack Khattar
Telephone No.: (301) 838-2500
Facsimile No.: (301) 424-1364

with a copy to:

Schmeltzer, Aptaker & Shepard, P.C.
2600 Virginia Avenue, N.W. Suite 1000
Washington, D.C. 20037
Attention:  Mark I. Gruhin, Esq.
Telephone No.: (202) 342-3444
Facsimile No.: (202) 342-3434

if to Shire or Guarantor, to:

Shire LLC
c/o 725 Chesterbrook Boulevard
Wayne, Pennsylvania 19087-5637
Attention:  Scott Applebaum
Telephone No.: (484) 595-8800
Facsimile No.: (484) 595-8900

with a copy to:

Davis Polk & Wardwell
99 Gresham Street
London EC2V 7NG
England
Attention: John K. Knight
Facsimile No.: +44 207 418 1400

and with a copy to:

Shire plc
Hampshire International Business Park
Chineham
Basingstoke
Hampshire RG24 8EP
Attention: Simon Gibbins
Facsimile No.: 44 1256 894713

8.4 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including without limitation, fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party; provided, however, that the Party so affected shall use commercially reasonable and diligent efforts to avoid or remove such causes of non-performance, and shall continue performance hereunder with reasonable dispatch wherever such causes are removed. Each Party shall provide the other Parties with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The Parties shall mutually seek a resolution of the delay or the failure to perform in good faith.

8.5 Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision. No waiver, modification, release or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by both Parties hereto.

8.6 Relationship of the Parties. It is expressly agreed that the relationship between Supernus and Shire shall not constitute a partnership, joint venture or agency. Supernus and Shire are independent contractors. Neither Supernus nor Shire shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party to do so.

8.7 Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

8.8 Severability. In performing this Agreement, the Parties shall comply with all applicable laws. Wherever there is any conflict between any provision of this Agreement and any law, the law shall prevail, but in such event the affected provision of this Agreement shall be limited or eliminated only to the extent necessary, and the remainder of this Agreement shall remain in full force and effect. In the event the terms of this Agreement are materially altered as a result of the foregoing, the parties shall renegotiate in good faith the terms of this Agreement to resolve any inequities.

8.9 Entire Agreement. This Agreement and the other agreements referenced herein constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede any and all oral and/or written communications or understandings relating to the subject matter hereof. For the avoidance of doubt, the Agreement and each of the Transaction documents shall be treated as a stand alone agreement unless expressly provided for herein or therein.

8.10 Guarantor. Guarantor hereby guarantees to Supernus the prompt and full discharge by Shire of all of Shire’s covenants, agreements, indemnities, obligations and liabilities under this Agreement including the due and punctual payment of all amounts which are or may become due and payable by Shire hereunder, when and as the same shall become due and payable, in accordance with the terms hereof.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute and deliver this Agreement as of the Effective Date.

SUPERNUS PHARMACEUTICALS, INC.

By:	/s/ Jack Khattar

Name: Jack Khattar
Title: President & CEO

SHIRE LLC

By:	/s/ Mike Chapman

Name: Mike Chapman
Title: President

SHIRE LLC

By:	/s/ Matthew Emmens

Name: Matthew Emmens
Title: Director

Exhibit A

CONFIRMATORY LICENSE AGREEMENT

THIS CONFIRMATORY LICENSE AGREEMENT (“Agreement”), effective on the 22nd day of December, 2005, (“Effective Date”) is entered into by and between Supernus Pharmaceuticals, Inc. (“Supernus”), a corporation incorporated under the laws of Delaware with its principal place of business at 1550 East Gude Drive, Rockville, Maryland; Shire LLC, (Shire”) a limited liability company organized under the laws of Kentucky with its principal place of business in Florence, Kentucky; and Shire plc, a company incorporated in England and Wales (“Shire plc”).

RECITALS

WHEREAS Supernus has acquired and owns all right, title, and interest in the Guanfacine Patents (as defined below); and

WHEREAS Shire is desirous of obtaining and Supernus is desirous of granting a license under the Guanfacine Patents to research, develop, formulate, test, design, have manufactured, manufacture, use, offer to sell, sell, distribute, import, and export Licensed Products (as defined below) in all fields in the Territory (as defined below).

WHEREAS Supernus, Shire, and Shire plc have entered into a Guanfacine License that they wish to confirm herein, the terms stated below confirming, but not amending or restating, the terms of the Guanfacine License.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties (as defined below) hereto, intending to be legally bound, hereby agree as follows.

ARTICLE 1 - DEFINITIONS

The Guanfacine License incorporates, inter alia, the following terms with initial letters capitalized, whether used in the singular or the plural, and have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement.

1.1 “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person, where “control” means the ownership of more than 50% of the issued share capital or other equity interest or the legal power to direct or cause the direction of such Person.

1.2 “Effective Date” means the date first written above.

1.3 “Guanfacine” means (i) guanfacine (N-(Aminoiminomethyl)-2,6-dichlorobenzeneacetamide), (ii) any isomers, salts, solvates, hydrates, polymorphs, esters,

prodrugs, or metabolites of (i); and (iii) any compound involving forming or breaking a bond or bonds with any of (i) or (ii) where at least one prophylactic, therapeutic or diagnostic indication of such compound and/or its metabolite is substantially the same as that of any of (i) or (ii)..

1.4 “Guanfacine Field” means the research, development, formulation, testing, design, manufacture, use, offer to sell, sale, distribution, import, and export of any pharmaceutical product containing Guanfacine as an active ingredient.

1.5 “Guanfacine Know-How” means any Know-how in which Supernus has acquired or acquires any right, title, interest or Control under the Asset Purchase Agreement.

1.6 “Guanfacine Patents” means the following patent application and patents:

U.S. Patent Nos. 6,287,599 and 6,811,794 [**] and the patent application identified as [**], filed in the U.S. Patent and Trademark Office on [**], entitled [**]; continuation and divisional applications of any of the foregoing; any patents granted on any of the foregoing; re-examinations, reissues, renewals, extensions, supplementary protection certificates and term restorations, any confirmation patent or registration patent or patent of addition based on any such patent; and all foreign counterparts of any of the foregoing.

1.7 “Licensed Product” means any pharmaceutical product containing Guanfacine as an active ingredient.

1.8 “Parties” means Supernus, Shire, and Shire plc.

1.9 “Party” means Supernus, Shire, or Shire plc.

1.10 “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

1.12 “Territory” means the world.

1.13 Other Terms. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Shire	Preamble
Shire plc	Preamble
Supernus	Preamble

1.15 Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any Party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2 - GRANT OF RIGHTS

2.1 Grant of License to Shire. The grant of the Guanfacine License provides that subject to the terms and conditions of that agreement, Supernus grants to Shire and its Affiliates, in the Guanfacine Field, an irrevocable, exclusive license under the Guanfacine Patents to research, develop, formulate, test, design, have manufactured, manufacture, use, offer to sell, sell, distribute, import and export Licensed Products in the Territory.

2.2 Sublicenses. The grant of the Guanfacine License includes the right to grant sublicenses to Third Parties and to appoint distribution and independent sales organizations or representatives under the rights granted to Shire and its Affiliates pursuant to Section 2.1.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute and deliver this Agreement as of the Effective Date.

SUPERNUS PHARMACEUTICALS, INC.

By:

Name:
Title:

SHIRE LLC

By:

Name:
Title:

SHIRE PLC

By:

Name:
Title:

AMENDMENT No. 1 TO THE
GUANFACINE LICENSE AGREEMENT

having an Effective Date of December 22nd, 2005
by and among Supernus Pharmaceuticals, Inc., Shire LLC and Shire plc

THIS AMENDMENT NO. 1 TO THE GUANFACINE LICENSE AGREEMENT effective on the 1st day of May, 2009, (“Guanfacine License Amendment”) is entered into by and between Supernus Pharmaceuticals, Inc. (“Supernus”), a corporation incorporated under the laws of Delaware with its principal place of business at 1550 East Gude Drive, Rockville, Maryland; Shire LLC, (Shire”) a limited liability company organized under the laws of Kentucky with its principal place of business at 9200 Brookfield Court, Florence, Kentucky; and Shire plc, a company organized and existing under the laws of England and Wales, now known as Shire Biopharmaceuticals Holdings (“Guarantor”).

RECITALS

WHEREAS Supernus, Shire and Guarantor entered into a Guanfacine License Agreement having an Effective Date of December 22nd, 2005 (the “Guanfacine License Agreement”) as part of a transaction on that same date which included a Stock Purchase Agreement, an Asset Purchase Agreement, an Ongoing Projects Agreement, and a General License Agreement;

WHEREAS the Guanfacine License Agreement provides for a royalty-bearing license under the Guanfacine Patents and Guanfacine Know-How;

WHEREAS Supernus, Shire and Guarantor are desirous of amending the Guanfacine License Agreement so that it is a paid-up, royalty-free license;

NOW, THEREFORE, in consideration of the above premises and the mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties (as defined below) hereto, intending to be legally bound, hereby agree as follows.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE 1 - DEFINITIONS

The terms in this Guanfacine License Amendment with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth in the Guanfacine License Agreement, or the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement.

ARTICLE 2- SPECIFIC AMENDMENTS TO THE GUANFACINE LICENSE AGREEMENT

2.1                              The Guanfacine License Agreement is hereby amended as follows:

Article 1.18 of the Guanfacine License Agreement is deleted in its entirety.

2.2                              The Guanfacine License Agreement is hereby amended as follows:

Article 4 of the Guanfacine License Agreement (inclusive of each of Articles 4.1 through and including 4.11) is deleted in its entirety and replaced with the following:

4.1                                                                              Within fifteen (15) days of entering into this Guanfacine License Amendment, Shire shall pay Supernus a one-time lump sum payment of thirty six million eight hundred seventy five thousand dollars ($36,875,000.00) by wire transfer to the account designated below. No other sums are payable to Supernus, now or in the future, for the licenses granted herein.

Bank Name:                              [**]

Bank Address:                 [**]

Account Number:             [**]

ABA Number:                 [**]

2.3                              The Guanfacine License Agreement is hereby amended as follows:

Article 3.3 of the Guanfacine License Agreement is deleted in its entirety and replaced with the following:

3.3 Recovery. Any and all monetary damages recovered from a Third Party in connection with any action by Shire regarding infringement, misappropriation, invalidity, or unenforceabilty of any of the Guanfacine Patents shall belong to Shire. Any and all monetary damages recovered from a Third Party in connection with any action by Supernus regarding infringement, misappropriation, invalidity, or unenforceabilty of any of the Guanfacine Patents shall be used to reimburse

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Supernus for the expense and costs of Supernus’ counsel. Shire shall receive any excess over such reimbursement to the extent such Supernus action is related to Guanfacine and not other Supernus products or licensed products. To the extent such Supernus action relates to other Supernus products or licensed products, Supernus shall receive any excess over such reimbursement.

2.4                                 The Guanfacine License Agreement is hereby amended as follows:

Article 6.1 of the Guanfacine License is deleted in its entirety and replaced with the following:

6.1 Term of the Licenses. The licenses granted to Shire by this Agreement are permanent, irrevocable, and paid-up during the Term of this Agreement and thereafter.

2.5                                 The Guanfacine License Agreement is hereby Amended as follows:

The last sentence of Article 8.2 of the Guanfacine License Agreement is deleted in its entirety and replaced with the following sentence:

Supernus shall not have the right to assign, transfer, or charge any of its rights and obligations under this Agreement without the prior written consent of Shire under any circumstances other than such sale of its entire assets, and Shire’s consent may be withheld at Shire’s sole discretion.

ARTICLE 3- CONFIDENTIALITY

This Guanfacine License Amendment, and the terms thereof, shall be treated by Supernus as confidential and will not be disclosed or shared with any third parties. Notwithstanding the previous sentence, Supernus may disclose this Guanfacine License Amendment and the terms thereof (i) to its attorneys, accountants, and advisors who are bound by a professional duty of confidentiality, or (ii) pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demands issued by a court or governmental agency or as otherwise required by applicable law or regulation (including the rules of any national securities exchange or listing authority to which it or its Affiliates are subject or submit); provided that Supernus shall, where legally permissible, notify Shire promptly upon receipt thereof, giving Shire, where legally permissible, sufficient advance notice to permit it to seek a protective order or other similar order with respect to such information; and provided, further, that Supernus shall furnish only that portion of such information which it is advised by counsel is legally required whether or not a protective order or other similar order is obtained.

Except as expressly modified in this Guanfacine License Amendment, all terms of the Guanfacine License Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute and deliver this Agreement as of the Effective Date.

SUPERNUS PHARMACEUTICALS, INC.

By:	/s/ Jack Khattar
	Name:	Jack Khattar
	Title:	President & CEO

SHIRE LLC

By:	/s/ Mike Chapman
	Name:	Mike Chapman
	Title:	President

SHIRE BIOPHARMACEUTICALS HOLDINGS

By:	/s/ Patrick Clements
	Name:	Patrick Clements
	Title:	SVP